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             AS FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION
                                 ON MAY 7, 2003


         CONSENT SOLICITATION STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant |X|

Filed by a Party other than the Registrant | |

Check the appropriate box:

| |     Preliminary Proxy Statement

| | Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

| |     Definitive Proxy Statement

|X|     Definitive Additional Materials

| |     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

| |     No fee required.

| |     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)     Title of each class of securities to which transaction applies:

        (2)     Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4)     Proposed maximum aggregate value of transaction:

        (5)     Total fee paid:

|X|     Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)     Amount Previously Paid:

                ---------------------------------------------------------------

        (2)     Form, Schedule or Registration Statement No.:

                ---------------------------------------------------------------

        (3)     Filing Party:

                ---------------------------------------------------------------

        (4)     Date Filed:

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                    ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.
                      C/O ENSTAR COMMUNICATIONS CORPORATION
                             12405 POWERSCOURT DRIVE
                            ST. LOUIS, MISSOURI 63131

                          SUPPLEMENT DATED MAY 7, 2003
                        TO CONSENT SOLICITATION STATEMENT

Dear Limited Partner:

         This is a supplement to the Consent Solicitation Statement dated March 7, 2003, and accompanying consent card, which you already should have received. In the Consent Solicitation Statement, we asked for you to consent to the sale of all of the cable television systems of Enstar Income/Growth Program Six-A, L.P. ("Enstar Six-A") to Telecommunications Management, LLC ("Telecommunications") and to the subsequent liquidation and dissolution of Enstar Six-A. This supplement updates the information set forth in the Consent Solicitation Statement, as follows:

               AMENDMENTS TO TELECOMMUNICATIONS PURCHASE AGREEMENT

         The purchase agreement with Telecommunications has been amended by the parties in certain respects. The amendments are summarized below.

    o The purchase agreement with Telecommunications requires Telecommunications to deposit $500,000 into an escrow account to secure the performance of Telecommunications under the purchase agreement prior to closing. As described in the Consent Solicitation Statement, Telecommunications originally was obligated to make the following deposits into escrow: $100,000 at the time of the completion of final schedules and applicable exhibits to the purchase agreement; $100,000 90 days after execution of the purchase agreement; $150,000 upon approval of franchise transfers of certain primary systems; and $150,000 upon obtaining partner approval of the transfer of the primary systems. Telecommunications made its first deposit into escrow of $100,000 on December 6, 2003. By an amendment dated February 6, 2003, the parties to the purchase agreement amended the purchase agreement to extend to April 7, 2003 the time Telecommunications had to make its next deposit of $100,000.

    o Telecommunications failed to make the $100,000 escrow deposit required on April 7, 2003. The parties to the purchase agreement entered into a subsequent amendment dated April 24, 2003, to extend the time which Telecommunications has to make the next deposit into escrow. The next due date for a deposit was extended until May 15, 2003, at which time Telecommunications is obligated to deposit $250,000.

    o The amendment also extended the outside closing date from August 29, 2003 to September 30, 2003. Enstar Communications Corporation, the corporate general partner, presently expects that the sale to Telecommunications will close on or before September 30, 2003.

                               RECENT DEVELOPMENTS

         On April 16, 2003, Enstar Six-A filed its Annual Report on Form 10-K reporting results of operations for the year ended December 31, 2002. Enstar Six-A completed the sale of its Illinois cable systems in and around Cisne, Farmersville, Flora, Noble, Raymond, Salem and Xenia, Illinois in April 2002. Accordingly, results of operations for the year ended December 31, 2002 are not directly


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comparable to the year ended December 31, 2001. Results of operations for the year ended December 31, 2002 do not reflect adjustments recorded upon the change to liquidation basis accounting.

         Enstar Six-A's revenues decreased $1,751,900 from $3,194,400 to $1,442,500, or 54.8%, for the year ended December 31, 2002 compared to 2001. The decrease was due to a decline in the number of basic and premium service customers primarily as a result of the sale of the Illinois cable systems.

         Enstar Six-A realized gain on the sale of cable systems totaling $7,451,500 for the year ended December 31, 2002. Enstar Six-A's net income increased $7,487,000 from $30,400 to $7,517,400 for the year ended December 31, 2002 compared to 2001. Enstar Six-A's net income per unit of limited partnership interest was $91.21 compared to $0.38 in the previous year.

         As of May 1, 2003, holders of approximately 58% of the outstanding units have voted on the proposals contained in the Consent Solicitation Statement, with 56% voting in favor of each of the proposals, 1.4% voting against each of the proposals and less than 1% abstaining.

                                      * * *

         If you have any questions, or need assistance in completing and returning your consent card, please feel free to contact Enstar Six-A's soliciting agent, D.F. King & Co., Inc., at (800) 207-2014.

         You may also contact us at our principal executive offices at 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Partnership Relations; telephone: (314) 543-2389.

                                             Very truly yours,

                                             Enstar Communications Corporation
                                             Corporate General Partner